December 6, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Exhibit 13(a)(4)(i) of Form N-CSR, dated December 6, 2019, of Hartford Mutual Funds II, Inc. and are in agreement with the statements contained in the first three sentences of the first paragraph in Exhibit 13(a)(4)(i) therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP